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                                                                     Exhibit 99x


[GARTNER GROUP LOGO]

251 River Oaks Parkway
San Jose, CA 95134-1913
USA

+1-408-468-8000 [PHONE LOGO]
+1-408-468-8526 [FAX LOGO]
www.gartner.com


November 17, 1998

Ms. Beverly A. Wyckoff
Legal Department
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL 60025
Telephone: +1.847.391.8001                    Fax: +1.847.391.8003

Engagement #18024680
Re: Release of International VSB Market Forecast for SEC filing

Dear Ms. Wyckoff:

As per our agreement in the above-specified engagement, Gartner Group, Inc. hereby gives permission for Zenith Electronics Corporation to use the information in the reports for Securities and Exchange Commission filings. The reports are to be attached as exhibits to the S-4, to be read in their entirety. The reports may be filed electronically under the SEC's EDGAR system.

This permission also extends to inputs made to valuations provided by Peter J. Solomon Company in conjunction with Zenith.

If you have any questions about the usage of this permission, please contact me directly at 408.468.8557.

Sincerely,

/s/ Paul-Jon McNealy                      /s/ Massimo Moggi
--------------------                      -----------------
Paul-Jon McNealy                          Massimo Moggi
Consultant                                Managing Vice President
GartnerConsulting                         GartnerConsulting
November 17, 1998                         November 17, 1998